UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): October 14, 2005
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)
1308 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     At the 2005 Annual Meeting of Stockholders of Finisar Corporation (the “Company”) held on October 14, 2005, the Company’s stockholders approved the amendment and restatement of the Company’s 1999 Stock Option Plan, which was renamed the 2005 Stock Incentive Plan (the “Plan”). The amendment and restatement of the Plan was adopted by the Company’s Board of Directors on September 8, 2005, subject to approval of the Company’s stockholders, and became effective with such stockholder approval on October 14, 2005.
     The principal changes to the Plan effected by the amendment and restatement are to: expand the types of stock-based awards available under the Plan so as to include stock appreciation rights, restricted stock units and other stock-based awards which vest upon the attainment of designated performance goals or the satisfaction of specified service requirements or, in the case of certain restricted stock units or other stock-based awards, become payable upon the expiration of a designated time period following such vesting events, including (without limitation) a deferred distribution date following the termination of the individual’s service with the Company; establish a net counting procedure so that the share reserve is reduced only by the actual number of shares issued under the Plan, and not by the gross number of shares subject to the awards made thereunder; eliminate the ability of individuals to exercise their options or otherwise acquire shares under the Plan by delivering promissory notes; and extend the term of the Plan to August 30, 2015.
     A more detailed description of the terms of the Plan can be found in “Proposal No. 2 - Approval of Amendment and Restatement of 1999 Stock Option Plan” in the Company’s definitive proxy statement for the 2005 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on September 15, 2005, which is incorporated by reference herein. The foregoing summary of the amendments to the Plan and the summary incorporated by reference from the Proxy Statement are qualified in their entirety by the full text of the Plan filed herewith as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description
99.1	Finisar Corporation 2005 Stock Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 19, 2005

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Finisar Corporation 2005 Stock Incentive Plan